UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934

U. S. Physical Therapy, Inc.
(Exact name of Registrant specified in its Charter)

Nevada	76-0364866
(State of Incorporation or Organization)	(IRS Employer Identification No.)

1300 West Sam Houston Parkway South Suite 300 Houston, Texas	77042
(Address of principal executive offices)	Zip Code

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box.   ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box.   ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $0.01 per share	The New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1.           Description of Registrant’s Securities to be Registered.

This Form 8-A is being filed in connection with the listing of the common stock, par value $0.01 per share (the “Common Stock”) of  U. S. Physical Therapy, Inc. (the “Company”) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on The New York Stock Exchange commencing on or about August 14, 2012. The Company is voluntarily delisting the Common Stock from the NASDAQ Exchange effective as of the close of business on August 13, 2012. The Common Stock will be traded under the symbol “USPH”. The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust co. , whose address is 17 Battery Place South, 8th Floor, New York, NY 10004, and whose telephone number is (212) 509-4000.

The Company’s authorized capital stock consists of 500,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and 20,000,000 Common Stock,

The following is a summary of the material provisions of the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Amended and Restated By-laws (the “By-laws”), insofar as they relate to the material terms of the Common Stock. This description summarizes the material terms and provisions of the Common Stock, but it is not complete. This summary is qualified in its entirety by reference to the Certificate of Incorporation and By-laws, which are incorporated herein by reference.

Each holder of the Common Stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock would be entitled to share in the Company’s assets remaining after the payment of the Company’s debts and liabilities. Holders of the Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that we may designate in the future.

The Common Stock is not convertible into, or exchangeable for, any other class or series of the Company’s capital stock. Holders of the Common Stock do not have preemptive or other rights to subscribe for or purchase additional securities of the Company.

Item 2.             Exhibits.

Exhibit Number	Description

3.1	Articles of Incorporation of the Company (Filed as an exhibit to the Company’s Form 10Q for the quarterly period ended June 30, 2001 and incorporated herein by reference.)

3.2	Amendment to the Articles of Incorporation of the Company (Filed as an exhibit to the Company’s Form 10Q for the quarterly period ended June 30, 2001 and incorporated herein by reference.)

3.3	By-laws of the Company, as amended (Filed as an exhibit to the Company’s Form 10-KSB for the year ended December 31, 1993 and incorporated herein by reference – Commission File Number 1-11151).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

U. S. Physical Therapy, Inc.

	By:	/s/ Lawrance W. McAfee
	Name:	Lawrance W. McAfee
Dated: August 10, 2012	Title:	Executive Vice President and Chief Financial Officer